Exhibit 26(k)

TRANSAMERICA LIFE INSURANCE COMPANY LETTERHEAD

April 30, 2009

Board of Directors

Transamerica Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA 52499-0001

RE:	Separate Account VUL-6
TransAccumulator® VUL II
File Nos. 333-153764/811-10557

To The Board of Directors:

In my capacity as Vice President and Counsel of Transamerica Life Insurance Company (“TLIC”), I have participated in the preparation and review of the Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form N-6 filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of flexible premium variable universal life insurance policies (the “Policies”) to be issued with respect to the Transamerica Life Insurance Company Separate Account VUL-6 (the “Account”). (The Account was originally named Separate Account VUL-6 of the Transamerica Occidental Life insurance company. Its name was changed to Transamerica Life Insurance Company Separate Account VUL-6 on October 1, 2008, when Transamerica Occidental Life Insurance Company merged with and into Transamerica Life Insurance Company.) The Account was established pursuant to a resolution of the Board of Directors of Transamerica Occidental Life Insurance Company on June 11, 1996, as a separate account for assets applicable to the Policy, pursuant to the provisions of Iowa Insurance Law.

I am of the following opinion:

1.	TLIC has been duly organized under the laws of Iowa and is a validly existing corporation.

2.	The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provision of Iowa Insurance Law.

3.	That the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business TLIC may conduct. Assets allocated to the fixed account under the Policies, however, are part of TLIC’s general account and are subject to TLIC’s general liabilities from business operations.

4.	The Policies are legal and binding obligations of TLIC in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Arthur D. Woods
Arthur D. Woods Vice President and Counsel